Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND
2015 YEAR-END RESULTS
Company Reports Record Revenue and Investment Spending

Kansas City, MO, February 24, 2016 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2015.

Three Months Ended December 31, 2015

•	Total revenue was $112.0 million for the fourth quarter of 2015, representing a 7% increase from $104.7 million for the same quarter in 2014.

•
Net income available to common shareholders was $46.8 million, or $0.78 per diluted common share, for the fourth quarter of 2015 compared to $46.7 million, or $0.81 per diluted common share, for the same quarter in 2014.

•
Funds From Operations (FFO) for the fourth quarter of 2015 was $71.3 million, or $1.18 per diluted common share, compared to $63.5 million, or $1.10 per diluted common share, for the same quarter in 2014.

•
FFO as adjusted for the fourth quarter of 2015 was $70.7 million, or $1.17 per diluted common share, compared to $65.1 million, or $1.13 per diluted common share, for the same quarter in 2014, representing a 4% increase in per share results.

Year Ended December 31, 2015

•	Total revenue was $421.0 million for the year ended December 31, 2015, representing a 9% increase from $385.1 million for the same period in 2014.

•
Net income available to common shareholders was $170.7 million, or $2.93 per diluted common share, for the year ended December 31, 2015 compared to $155.8 million, or $2.86 per diluted common share, for the same period in 2014.

•	FFO for the year ended December 31, 2015 was $235.2 million, or $4.03 per diluted common share, compared to $220.5 million, or $4.04 per diluted common share, for the same period in 2014.

•
FFO as adjusted for the year ended December 31, 2015 was $260.3 million, or $4.44 per diluted common share, compared to $225.1 million, or $4.13 per diluted common share, for the same period in 2014, representing an 8% increase in per share results.

Greg Silvers, President and CEO, commented, “Our focused growth and momentum in 2015 resulted in record revenue and investment spending along with strong earnings growth. Additionally, we recently announced our new dividend level for 2016, our sixth consecutive year with a meaningful dividend increase. Equipped with a strong balance sheet, a proven investment strategy and a robust pipeline, we believe we remain well-positioned to deliver ongoing earnings growth.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$71,341	$1.18	$63,451	$1.10
Costs associated with loan refinancing or payoff	9	—	301	0.01
Transaction costs	700	0.01	1,131	0.02
Deferred income tax expense (benefit)	(1,366)	(0.02)	184	—
FFO as adjusted available to common shareholders (1)	$70,684	$1.17	$65,067	$1.13

Dividends declared per common share		$0.908		$0.855
FFO as adjusted available to common shareholders payout ratio		78%		76%

(1)
Per share results for the three months ended December 31, 2015 and 2014 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares if the conversion would be dilutive.

	Year Ended December 31,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (2)	$235,198	$4.03	$220,453	$4.04
Costs associated with loan refinancing or payoff	270	—	301	0.01
Transaction costs (benefit)	7,518	0.12	(924)	(0.01)
Provision for loan loss	—	—	3,777	0.07
Retirement severance expense	18,578	0.31	—	—
Gain on sale of land	(81)	—	(330)	(0.01)
Deferred income tax expense (benefit)	(1,136)	(0.02)	1,796	0.03
FFO as adjusted available to common shareholders (2)	$260,347	$4.44	$225,073	$4.13

Dividends declared per common share		$3.630		$3.420
FFO as adjusted available to common shareholders payout ratio		82%		83%

(2)	Per share results for the year ended December 31, 2015 and 2014 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares if the conversion would be dilutive.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at December 31, 2015:

•
The Entertainment segment included investments in 131 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and seven family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.8 million square feet and was 98% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 70 public charter school properties, 18 early education centers and three private school properties. The Company’s portfolio of owned education properties consisted of 4.2 million square feet and was 100% leased.

•	The Recreation segment included investments in 10 metro ski parks, five waterparks and 19 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 18.3 million square feet and was 99% leased. As of December 31, 2015, the Company also had a total of approximately $378.9 million invested in property under development.

Investment Update

The Company's investment spending during the three months ended December 31, 2015 totaled $122.5 million (bringing the total spending in 2015 to $632.0 million), and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $23.2 million, and was related primarily to investments in the development or redevelopment of six megaplex theatres, three family entertainment centers and four entertainment retail centers, as well as the acquisition of one megaplex theatre located in Texas, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Education investment spending totaled $53.1 million, and was related primarily to investments in the development or expansion of 22 public charter schools, four private schools and 26 early childhood education centers, as well as the acquisition of two public charter schools and two early education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $43.0 million, and was related to build-to-suit construction of 16 Topgolf golf entertainment facilities and additional improvements at the Company's Kansas City, Kansas water-park, each of which is subject to a long-term triple net lease or a long-term mortgage agreement.

•	Other investment spending totaled $3.2 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Adelaar Project Update

As previously announced, in December 2015, a subsidiary of Empire Resorts received a New York gaming license to operate a casino resort within our Adelaar project.  The Adelaar project will consist of a casino and resort, golf course, retail village and an indoor waterpark hotel.  The Company's funding commitment is related to the build-to-suit  development of the waterpark hotel to be leased to a waterpark operator, and the Company anticipates funding between $100 million to $120 million over the next three years.  Additionally, the Company has entered into 70-year ground leases with Empire Resorts on the casino, golf course and retail village parcels that are terminable by the lessee after 20 years and contain purchase options.
Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 42% at December 31, 2015. The Company had $4.3 million of unrestricted cash on hand and $196 million outstanding under its $650 million unsecured revolving credit facility at December 31, 2015.

During the fourth quarter, the Company issued 1.66 million common shares under its Direct Stock Purchase Plan (DSPP) for net proceeds of $90.4 million, which were used to pay down a portion of the Company's unsecured revolving credit facility. Additionally during the quarter, the Company prepaid in full two mortgage notes payable totaling $34.2 million that had an average annual interest rate of 5.84%.

On January 21, 2016, the Company issued 2.25 million common shares in a registered public offering. Total net proceeds, after the underwriting discount and offering expenses, were approximately $125.0 million. The proceeds from the common share issuance were used to reduce the balance outstanding on the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2015 totaling $0.9075 per common share. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

As previously announced, the Company declared a regular monthly cash dividend to common shareholders of $0.32 per common share for the month of January 2016 . This dividend level represents an annualized dividend of $3.84 per common share, an increase of 5.8% over 2015 and the Company’s sixth consecutive year with an annual dividend increase.

2016 Guidance

The Company is confirming its 2016 guidance for FFO as adjusted per diluted share of a range of $4.70 to $4.80. In addition, the Company is confirming its 2016 investment spending guidance of a range of $600 million to $650 million.

FFO as adjusted guidance for 2016 is based on FFO per diluted share of $4.61 to $4.67 adjusted for costs associated with loan refinancing or payoff, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.05 to $3.15 less estimated gains on sale of real estate of a range of $.04 to $.08, plus estimated real estate depreciation of $1.60 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly and Year-End Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2015 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Rental revenue	$90,580	$75,914	$330,886	$286,673
Tenant reimbursements	4,334	4,308	16,320	17,663
Other income	1,213	303	3,629	1,009
Mortgage and other financing income	15,861	24,144	70,182	79,706
Total revenue	111,988	104,669	421,017	385,051
Property operating expense	5,810	6,961	23,433	24,897
Other expense	115	206	648	771
General and administrative expense	8,101	6,306	31,021	27,566
Retirement severance expense	—	—	18,578	—
Costs associated with loan refinancing or payoff	9	301	270	301
Interest expense, net	20,792	20,015	79,915	81,270
Transaction costs	700	1,131	7,518	2,452
Provision for loan loss	—	—	—	3,777
Depreciation and amortization	24,915	17,989	89,617	66,739
Income before equity in income from joint ventures and other items	51,546	51,760	170,017	177,278
Equity in income from joint ventures	268	395	969	1,273
Gain on sale of real estate	—	879	23,829	1,209
Gain on sale of investment in a direct financing lease	—	—	—	220
Income before income taxes	51,814	53,034	194,815	179,980
Income tax benefit (expense)	936	(896)	(482)	(4,228)
Income from continuing operations	$52,750	$52,138	$194,333	$175,752
Discontinued operations:
Income from discontinued operations	—	497	199	505
Transaction (costs) benefit	—	—	—	3,376
Net income attributable to EPR Properties	52,750	52,635	194,532	179,633
Preferred dividend requirements	(5,951)	(5,951)	(23,806)	(23,807)
Net income available to common shareholders of EPR Properties	$46,799	$46,684	$170,726	$155,826
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.78	$0.81	$2.93	$2.80
Income from discontinued operations	—	0.01	0.01	0.07
Net income available to common shareholders	$0.78	$0.82	$2.94	$2.87
Diluted earnings per share data:
Income from continuing operations	$0.78	$0.80	$2.92	$2.79
Income from discontinued operations	—	0.01	0.01	0.07
Net income available to common shareholders	$0.78	$0.81	$2.93	$2.86
Shares used for computation (in thousands):
Basic	60,125	57,141	58,138	54,244
Diluted	60,205	57,355	58,328	54,444

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
FFO:
Net income available to common shareholders of EPR Properties	$46,799	$46,684	$170,726	$155,826
Gain on sale of real estate (excluding land sale)	—	(879)	(23,748)	(879)
Gain on sale of investment in a direct financing lease	—	—	—	(220)
Real estate depreciation and amortization	24,480	17,582	87,965	65,501
Allocated share of joint venture depreciation	62	64	255	225
FFO available to common shareholders of EPR Properties	$71,341	$63,451	$235,198	$220,453
FFO available to common shareholders of EPR Properties	$71,341	$63,451	$235,198	$220,453
Add: Preferred dividends for Series C preferred shares	1,941	1,941	7,763	7,763
Diluted FFO available to common shareholders of EPR Properties	$73,282	$65,392	$242,961	$228,216

FFO per common share attributable to EPR Properties:
Basic	$1.19	$1.11	$4.05	$4.06
Diluted	1.18	1.10	4.03	4.04
Shares used for computation (in thousands):
Basic	60,125	57,141	58,138	54,244
Diluted	62,234	59,353	60,345	56,433

Weighted average shares outstanding-diluted EPS	60,205	57,355	58,328	54,444
Effect of dilutive Series C preferred shares	2,029	1,998	2,017	1,989
Adjusted weighted average shares outstanding-diluted	62,234	59,353	60,345	56,433
Other financial information:
Straight-lined rental revenue	$3,267	$3,515	$12,159	$8,665
Dividends per common share	$0.908	$0.855	$3.630	$3.420

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of public charter school buy-out options and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share and FFO as adjusted per share for the three months and year ended December 31, 2015 and FFO per share for the three months and year ended December 31, 2014.  Therefore, the additional 2.0 million shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and FFO as adjusted per share for these periods as applicable.  The additional 2.0 million shares that would result from conversion of the 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted per share data for the remaining periods above because the effect is not dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2015	2014
Assets
Rental properties, net of accumulated depreciation of $534,303 and $465,660 at December 31, 2015 and 2014, respectively	$3,025,199	$2,451,534
Land held for development	23,610	206,001
Property under development	378,920	181,798
Mortgage notes and related accrued interest receivable	423,780	507,955
Investment in a direct financing lease, net	190,880	199,332
Investment in joint ventures	6,168	5,738
Cash and cash equivalents	4,283	3,336
Restricted cash	10,578	13,072
Deferred financing costs, net	4,894	4,136
Accounts receivable, net	59,101	47,282
Other assets	89,857	66,091
Total assets	$4,217,270	$3,686,275
Liabilities and Equity
Accounts payable and accrued liabilities	$92,178	$82,180
Dividends payable	24,352	22,233
Unearned rents and interest	44,952	25,623
Debt	1,981,920	1,629,750
Total liabilities	2,143,402	1,759,786
EPR Properties shareholders’ equity	2,073,868	1,926,112
Noncontrolling interests	—	377
Total equity	2,073,868	1,926,489
Total liabilities and equity	$4,217,270	$3,686,275

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.5 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com